Exhibit 8.1

List of Material Subsidiaries of Grupo Aeroportuario del Sureste, S.A.B. de C.V.

	Shareholding
	percentage (%)	Main activity
Aeropuerto de Cancun, S. A. de C. V.	100%	Airport services
Aeropuerto de Cozumel, S. A. de C. V.	100%	Airport services
Aeropuerto de Merida, S. A. de C. V.	100%	Airport services
Aeropuerto de Huatulco, S. A. de C. V.	100%	Airport services
Aeropuerto de Oaxaca, S. A. de C. V.	100%	Airport services
Aeropuerto de Veracruz, S. A. de C. V.	100%	Airport services
Aeropuerto de Villahermosa, S. A. de C. V.	100%	Airport services
Aeropuerto de Tapachula, S. A. de C. V.	100%	Airport services
Aeropuerto de Minatitlan, S. A. de C. V.	100%	Airport services
Cancun Airport Services, S. A. de C. V. (*)	100%	Airport services
Aerostar Airport Holdings, LLC	60%	Airport services
Sociedad Operadora de Aeropuertos Centro Norte, S.A.	100%	Airport services
ASUR Dominicana, LLC. (*)	100%	Commercial
RH Asur, S. A. de C. V.	100%	Administrative services
Servicios Aeroportuarios del Sureste, S. A. de C. V.	100%	Administrative services
Asur FBO, S. A. de C. V. (*)	100%	Administrative services
Caribbean Logistics, S. A. de C. V. (*)	100%	Cargo services
Cargo RF, S. A. de C. V. (*)	100%	Cargo services
ASUR US Commercial Airports, LLC (*)(**)	100%	Commercial

(*)	These subsidiaries sub-consolidate at Cancun Airport.
(**)

This subsidiary acquired on December 11, 2025, ASUR Airports, LLC (URW Airports), with a 100% ownership interest, and ASUR Airports, which in turn holds an 81.38% equity interest in its subsidiary AUSR Airports JFKT8 Innovation Partners, LLC.